ARTICLES OF INCORPORATION

OF
Formerly Zephyr Associates, Inc.

          The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

Article I
Name

          The name of the corporation is Formerly Zephyr Associate, Inc.

Article II
Duration

          The duration of the corporation is perpetual.

Article III
Purposes

          The purposes for which this corporation is organized are:

          Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

          Section 2. To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class, and description.

          Section 3. To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

          Section 4. To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public or municipal), political subdivisions of the United States or with the Government of the United Stales,

          Section 5. To acquire and develop any interest in patents, trademarks and copyrights connected with the business of the corporation.

          Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

          Section 7. To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of anyone or more persons, firms, associations, or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of
Nevada; pay for the same in cash, property or the corporation’s own or other securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

          Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel, and otherwise deal in and with the corporation’s shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors: provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation’s capital, except to the extent permitted by law.

          Section 9. To reorganize, as an incorporator, or cause to be organized under the laws of any State of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or of any foreign country a corporation or corporations for the purpose of conduction and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporation or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

          Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conductive to or expedient for the protection or benefit of the corporation.

Article IV
Capitalization

          Section 1. The authorized capital of this corporation shall consist of the following stock:

          a. 200,000,000 common shares, $0.001 par value. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be no cumulative voting by shareholders.

          Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

          Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

Article V
Principal Office

          The address of the registered office of the corporation is 3340 Topaz, Suite 210, Las Vegas, Nevada the Resident Agent at that address is, International Venture Capital & Advisory, Inc. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

Article VI
Directors

          The corporation shall be governed by a Board of Directors. There shall be one (1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in case of a vacancy. The original board of Directors shall be comprised of one (1) person and the name and the address of the person who is to serve as the director until the first annual meeting of Shareholders and until successors are elected and shall is:

Robert Kropf
6975 South Union Park Center, Suite 600
Salt Lake City, Utah 84047

Article VII
Indemnification

          As the Board of Directors may from time to time provide in the By-laws or by resolutions, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the state of Nevada.

Article VIII
Incorporator

          The name and address of the incorporation is:

Robert Kropf
6975 South Union Park Center, Suite 600
Salt Lake City, Utah 84047

Dated this 5th day of June, 1999

Robert Kropf

NOTARY CERTIFICATE

State of Utah)

Cunty of Salt Lake)

          On the 5 day of June, 1999, personally appeared before me, a Notary Public, who acknowledged that Robert Kropf executed the foregoing Articles of Incorporation of Formerly Zephyr Associates, Inc.

Notary Public
Jonnifer L Clarck

My Commission Expires: July 1, 2002

Residing in: Salt Lake County, Utah

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
WORLDWIDE FINANCIAL HOLDINGS, INC.

          Worldwide Financial Holdings, Inc., a Nevada corporation (tie “Corporation”) does hereby certify-that:

          1.           The Articles of Incorporation of the Corporation shall. be amended by revising Article IV to read in full as follows:

“ARTICLE IV
Capitalization

          Section 1. The maximum number of shares of all classes which the Corporation is authorized to have outstanding is Two Hundred and One Million (201,000,000) shares, consisting of Two Hundred Million (200,000,000} shares of Common Stock, all par value $.00001, and one million (1,000,000) shares of Preferred Stock, all par value $.001. The holders of Preferred Stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, by the Board of Directors.

Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.”

          2.           The foregoing amendment has been, duly authorized and
approved by the Board of Directors of the Corporation.

          3.          The foregoing amendment has been duly adopted and approved by the written consent of the stockholders holding a majority of the Corporation’s outstanding stock entitled to vote thereon in accordance with NRS 78.320.

Dated: October 3, 2002	WORLDWIDE FINANCIAL HOLDINGS, INC. ‘

By:

Lawrence Schroeder, President

CERTIFICATE OF DESIGNATION

          Lawrence S. Schroeder certifies that he is the President of Worldwide Financial Holdings, Inc., a Nevada corporation (hereinafter referred to as the “Corporation” or the “Company”); that, pursuant to the Corporation’s Articles of Incorporation and Section 78.195 of the Nevada General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on September 24, 2002, and that none of the Series A Convertible Preferred Stock has been issued.

          1.          Creation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 2,000 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set form below.

          2.          Dividend Provisions. The holders of shares of Series A Convertible Preferred Stocks shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at a par with holders of Common Stock, as if the Series A Convertible Preferred Stock were converted into Common Stock as provided for herein immediately before the record date for the payment of dividends. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

          3.          Redemption Provisions. Except as otherwise expressly provided or required by law, the Series A Convertible Preferred Stock may not be redeemed without the consent of the holders thereof.

          4.          Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $1.00 per share. After me full preferential liquidation amount has been paid to, or determined and set apart for, all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be paid to the common stock, which amount shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid the Corporation’s Series A Convertible Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the Series A Convertible Preferred Stock, then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) me rights contained in the Delaware Corporation Law and (iii) the rights contained in other Sections hereof.

          5.          Conversion Provisions. The holders of shares of Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

          (1)          Each share of Series A Convertible Preferred Stock (the “Preferred Shares”) shall be convertible, at the option of its holder at any time 750,000 shares of common stock of the Company (the “Conversion Rate”). Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company’s registrar and transfer agent, Standard Registrar & Transfer Company (“Transfer Agent”), with the form of conversion notice attached hereto as Exhibit A, executed by the holder of the Preferred Share(s) evidencing such, holder’s intention to convert these Preferred Share(s) or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank.

          (2)          No less than 5 (or multiple thereof) shares of Series A Convertible Preferred Stock may be converted at any one time. No fractional shares of common stock shall be issued upon conversion of the Series A Convertible Preferred Stock.

(b) Adjustments to Conversion Rate.

          (1)          Reclassification, Exchange and Substitution. If the common stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

          (2)          Reorganizations, Mergers. Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Corporation’s common . stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation’s properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c)          No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of me terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(d)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series A Convertible Preferred Stock.

(e)          Notices of Record Date. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

(f)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

(g)          Notices. Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, Postage Prepaid and ............................................ of record at its address appearing on the books of the Corporation.

          6.          Voting Provisions. In addition to those voting rights provided or required by law, the Series A Convertible Preferred Stock shall vote as a class with holders of common stock on all matters to be submitted to shareholders, and in such event the holders of the Series A Convertible Preferred Stock shall have the right to cast such votes as if the holders of Series A Convertible Preferred Stock had converted their outstanding shares immediately prior to the record date for such vote, at the Conversion Rate then in effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President this 25th day of September, 2002.

WORLD WIDE FINANCIAL HOLDINGS, INC.

Lawrence S. Schroeder, President